Document ID No. 355-002

August 19 2002


Derek Resources Corporation
Suite 1730, Marine Building
355 Burrard Street
Vancouver, B. C.
V6C 2G8

Attention:              Frank Hallam
                        Director, V.P. Finance

Dear Mr. Hallam:

Re:       Leasing Proposal for Derek Resources Corporation  of
    Office Space on the 15th Floor
    at Marine Building, 355 Burrard Street Vancouver, B. C.

We are pleased on behalf of Landlord to submit the following proposal to lease office space in Marine Building, (the
"Building") on the following terms and conditions.

1.     Landlord:                                        Marine
                    Building  Holdings Ltd. and  OMERS  Realty
                    Corporation   as  represented   by   their
                    managing agent, Oxford Management Services
                    Inc.

2.     Tenant:                                           Derek
                    Resources Corporation

3.     Premises:                                             A
                    portion  of the 15th floor having a  gross
                    leasable   area  of  approximately   1,200
                    square feet as shown blacklined on the plan attached as Schedule A.

                    The gross leasable area shall be subject to adjustment upon final measurement by Landlord, in accordance with the method of measurement defined in the Lease.

4.     Commencement Date:                The Commencement Date
                    shall  be  December 1,  2002.  The  Tenant
                    shall be permitted to have Early Occupancy
                    of  the Premises as noted below not  later
                    than  October 1, 2002. The Landlord  shall
                    use   reasonable  efforts  to   have   the
                    Landlords Work outlined below complete by October 10th, 2002.


Oxford Properties Group             Tel: 604-893-3200
401 West Georgia Street             Fax: 604-893-3294
Suite 1700
oxfordproperties.com
Vancouver, B. C., V6B 5A1
August 19, 2002


5.     Early Occupancy:                        Provided Tenant
                    has  executed and delivered the Lease, the
                    Premises  are  vacant and Landlord's  Work
                    has   been  substantially  completed   and
                    Tenant   has   delivered  to  Landlord   a
                    certificate of insurance indicating that a
                    policy  of  Tenant's  insurance  for   the
                    Premises, as described in the Lease, is in
                    full  force  and  effect, Tenant  will  be
                    permitted  non-exclusive  access  to   the
                    Premises prior to the Commencement Date to carry out Tenant's Work and/or conduct Tenant's business.

                    Tenant  will not be responsible  for  Rent
                    and   Tenant's  Proportionate   Share   of
                    Operating Costs and Taxes during this period but all other terms of the Lease shall apply.

6.     Term:                                               The
                    Term of the Lease shall be two (2) years from the Commencement Date.

7.     Rent:                                              Rent
                    shall be payable monthly in advance by way
                    of   electronic  funds  transfer,  without
                    deduction, at the rate of $16.00 per square foot of gross leasable area per annum.

8.     Operating Costs  &  Taxes:         In addition to Rent,
                    Tenant  shall be responsible for  its  pro
                    rata  share  of  all costs,  charges,  and
                    expenses  attributable to  the  operation,
                    repair, maintenance and management of  the
                    Building including capital taxes, if  any,
                    large corporation tax and realty taxes  as
                    reasonably allocated by Landlord,  all  as
                    defined  in  Exhibit  "B"  to  the   Lease
                    ("Operating Costs and Taxes"). This cost is estimated at $12.97 per square foot of gross leasable area per annum for the year 2002 and is subject to annual adjustment.

                    Tenant shall also be responsible for the cost of maintaining any specialty light fixtures in the Premises.

9.     Condition of Premises:                  Subject      to
                    Landlord's Work as outlined herein, Tenant
                    accepts  the  Premises in a "then  as  is"
                    condition  and acknowledges that  Landlord
                    has  no  obligations with respect  to  the
                    Premises for any alterations, improvements
                    or  additions, any of which, if  required,
                    shall  be  completed  by  Tenant  at   its
                    expense, in accordance with the provisions of the Lease and any construction methods and procedures manual for the Building.

10.  Landlord's Work:                         Prior   to   the
                    Commencement   Date,  Landlord,   at   its
                    expense, shall: install demising walls, create one (1) new office, and create one kitchen/coffee area, all as indicated on the plan attached hereto as Schedule A. All other work subsequent to this work shall be treated as Tenant's Work as outlined below.

11.  Tenant's Work                                Subject   to
                    Landlord's Work as outlined herein, Tenant
                    agrees to lease the Premises in a "then as
                    is"  condition. Tenant shall pay  for  the
                    cost  of  the  design,  co-ordination  and
                    complete  construction of  any  additional
                    leasehold  improvements (and  any  special
                    requirements beyond those now existing  in
                    the  Premises) all in accordance with  the
                    provisions of the attached Lease, and  any
                    construction   methods   and    procedures
                    manual  for  the Building ("Tenants Work").

12.  Lease:                                                The
                    Lease  shall  be in the attached  standard
                    form and shall be prepared by Landlord  to
                    reflect the terms of this proposal. Tenant
                    shall execute such Lease within seven  (7)
                    business days of delivery of the Lease  by
                    Landlord.  Tenant shall have no  right  to
                    occupy the Premises for any purpose  until
                    the   Lease   is   fully   executed,   and
                    Landlord's Work shall not commence until the Lease is fully executed.

13.  Deposit:                                           Tenant
                    shall  pay  to  Landlord a deposit  in  an
                    amount  equal  to the last  month's  gross
                    rent   which   shall  accompany   Tenant's
                    acceptance of this proposal and which will be held as security to the end of the Lease for the due and proper performance of all the terms and conditions of the Lease.

14.  Use:                                                  The
                    Premises shall be actively, diligently and continuously used and occupied only as a business office and Tenant shall operate the business office in a first-class, reputable manner befitting the reputation and image of the Building.

15.  Required Conditions                  For the purposes  of
                    this proposal and the Lease, Tenant agrees
                    that  the  following shall constitute  the
                    required    conditions   (the    "Required
                    Conditions"):

                    (a)        execution and delivery  of  the
                       Lease by Tenant and Landlord;

                    (b)        Tenant has paid all Rent as and
                       when  due  and punctually observed  and
                       performed  the  terms,  covenants   and
                       conditions  contained  in   the   Lease
                       throughout  the Term to the  applicable
                       date;

                    (c)        Tenant  is  in  possession  and
                       occupancy of the whole of the  Premises
                       and  is  carrying on business therefrom
                       and  has not sublet at any time all  or
                       any  part  of the Premises or  assigned
                       the Lease;

                    (d)       except where the Transfer occurs
                       as  a  result of trading in the  shares
                       of  Tenant listed on a recognized stock
                       exchange   in  Canada  or  the   United
                       States,  there has not been a Transfer,
                       and

                    (e)         no   lien,  (construction   or
                       otherwise)   affects  the   Land,   the
                       Premises or the Building, and no  claim
                       under  workplace safety  and  insurance
                       legislation    has   been    made    in
                       connection with anything done by or  on
                       behalf of Tenant.

16.  Assignment of Proposal:           Tenant shall not assign
                    or  transfer, directly or indirectly, this
                    proposal without the prior written consent
                    of   Landlord,   which  consent   may   be
                    unreasonably withheld.


17.  Transmission via  Facsimile:     All parties  agree  that
                    this   proposal  may  be  transmitted   by
                    facsimile device and that the reproduction
                    of  signatures by way of facsimile  device
                    will    be   treated   as   though    such
                    reproductions were executed originals and communication by such means will be legal and binding.

18.  Conditions of Proposal:            This proposal is
subject to the following conditions:

                      (a)             Landlord's senior
                          executive approval.

                      (b)            the Landlords review and
                          approval of the Tenant's financial
                          standing; and,

                      (c)          the  Landlord  successfully
                          negotiating  a  surrender   of   tat
                          portion of that portion of the Lease
                          covering  the  Premises,  on   terms
                          satisfactory to the Landlord.

                      The  above conditions are for  the  sole
                      benefit  of  Landlord and  may  only  be
                      waived  by  Landlord. In the absence  of
                      notice in writing to the contrary by  or
                      on  behalf  of Landlord to Tenant  given
                      prior  to  the expiration of the  above-
                      noted   time  period,  these  conditions
                      shall   be  deemed  not  to  have   been
                      satisfied or waived by Landlord and this proposal shall be null and void.

                      (d)          the  Tenant's  review   and
                          approval   of  a  design   for   the
                          Landlord's  Work to be completed  in
                          the   Premises  within   three   (3)
                          business days of Landlord and Tenant
                          acceptance of this proposal.

                      The  above  condition is  for  the  sole
                      benefit of Tenant and may only be waived
                      by  Tenant. In the absence of notice  in
                      writing to the contrary by or on  behalf
                      of Tenant to Landlord given prior to the
                      expiration   of  the  above-noted   time
                      period, this condition shall be deemed not to have been satisfied or waived by Landlord and this proposal shall he null and void.

This proposal is open for your acceptance until 4:00 p.m. on August 23, 2002, and if not accepted by then, will be null and void and of no further effect. This proposal may only be accepted by return of the signed counterpart and the payment of the Deposit prior to the time of its expiration. We look forward to your favorable response and should you have any questions regarding this proposal, please call the writer at 604-893-3257.

Sincerely,

OXFORD PROPERTIES GROUP
on behalf of Landlord

/s/ Chuck We
    --------
    Chuck We
    Leasing Manager



TENANT'S ACCEPTANCE (corporation)

The undersigned, Derek Resources Corporation, hereby accepts the above proposal upon the terms and conditions stated herein.

DATED at Vancouver this 23 day of August, 2002

DEREK RESOURCES CORPORATION

Per:   /s/ Frank Hallam         Per:    Brent Ehrl
           ------------                 ----------
Name:      Frank Hallam         Name:   Brent Ehrl
Title:     Director & CFO       Title:  Corporate Secretary

           Having authority to bind the Corporation


This is page 5 of a leasing proposal for Derek Resources
Corporation dated August 19, 2002.


September 3, 2002
                                                      VIA FAX


Derek Resources Corporation
Suite 1730, Marine Building
355 Burrard Street
Vancouver, B. C.
V6C 2G8

Attention:              Frank Hallam
                        Director, V.P. Finance

Dear Sirs:

Re:          Leasing Proposal for Derek Resources Corporation
                Re 15th floor premises, Marine Building
                355 Burrard Street, Vancouver, B.C.


Further to our proposal dated August 19, 2002 and our subsequent telephone conversation, enclosed for your review and acceptance is a revised floor plan reflecting the relocation of the premises to allow us to accommodate another prospective tenant's space requirements. The area of the premises as indicated in the enclosed layout is approximately 1,000 square feet, subject to final legal survey.

Please confirm your acceptance of this revised plan by signing both copies of this letter where indicated below. Upon completion, return both copies to this office for execution by the senior management of Oxford Management Services Inc. as managing agent for the Landlord. A fully executed copy of this letter agreement will be returned to you for your files.



Oxford Properties Group                   Tel:  604-893-3200
401 West Georgia Street                   Fax:  604-893-3294
Suite 1700                                oxfordproperties.com
Vancouver, British Columbia.
V6B 5A1




If you have any questions with respect to the above or if we can be of further assistance do not hesitate to contact Chuck
We at 604-893-3257 or the undersigned at 604-893-3202.

Yours truly,

OXFORD PROPERTIES GROUP


/s/ Chuck We
    --------
    Chuck We
    Leasing Manager

Enclosure:  Revised plan showing layout of premises

AGREED TO AND ACCEPTED this 3 day of Sept., 2002

DEREK RESOURCES CORPORATION


/s/ Frank Hallam
--------------------
Signature


Frank Hallam                    CFO
---------------------------------------
Name in Print                   Title



AGREED TO AND ACCEPTED this ________ day of ____________, 2002

MARINE BUILDING HOLDINGS LTD. and OMERS REALTY CORPORATION by their managing agent, OXFORD MANAGEMENT SERVICES INC., without personal liability.



David W. Harper
Vice President, Vancouver


Oxford Properties Group                   Tel:   604-893-3200
401 West Georgia Street                   Fax:   604-893-3294
Suite 1700                                oxfordproperties.com
Vancouver, British Columbia.
V6B 5A1